BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov	Business Number: E0148042008-3 Filing Number: 20211480986 Filed On: 05/25/2021 11:14:13 AM Number of Pages: 2

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78 385/78 390)

1. Entity information	TRUTANKLESS, INC. Entity or Nevada Business Identification Number (NVID): NV20081300933

2. Restated or Amended and Restated Articles:	N/A

3. Type of Amendment Filing Being Completed:

[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is 86,725,136/170,049,288 (51%)

4. Effective Date and Time:	05/25/2021

5. Information Being Changed:	Changes to take the following effect: [X] The authorized shares have been amended.

6. Signature:	/s/ Chase Chandler Authorized Signer